PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses				(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Twelve Months Ended		For The Three Months Ended		For The Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
PRODUCTS	2005	2004	2005	2004	2005	2004	2005	2004
COMMERCIAL LINES	$94,818	$78,832	$375,590	$303,847	$57,724	$49,853	$172,257	$188,358
SPECIALTY LINES	18,579	31,564	93,824	123,597	13,511	11,604	28,433	52,715
PERSONAL LINES	6,477	14,390	34,592	48,671	10,582	22,815	34,040	44,818

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$119,874	$124,786	$504,006	$476,115	$81,817	$84,272	$234,730	$285,891

Net Loss & Lae Reserves @ December 31, 2005	$940,995

Taxable Equivalent Yield @ December 31, 2005	4.8%

Portfolio Duration @ December 31, 2005	4.0	yrs

Book Value Per Common Share @ December 31, 2005	$35.36

Shares Repurchased During the Three Months Ended December 31, 2005	0

(1)	During February 2005, the Company entered into a Reinsurance Commutation and Release Agreement effective as of January 1, 2005 with respect to the 2003 Whole Account Net Quota Share Reinsurance contract. As a result of this commutation, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $64.3 million.